SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 15, 2003


                         ARIZONA PUBLIC SERVICE COMPANY
             (Exact name of registrant as specified in its charter)


           Arizona                       1-4473                86-0011170
(State or other jurisdiction          (Commission            (IRS Employer
      of incorporation)               File Number)        Identification Number)


      400 North Fifth Street, P.O. Box 53999, Phoenix, Arizona      85004
              (Address of principal executive offices)            (Zip Code)


                                 (602) 250-1000
              (Registrant's telephone number, including area code)


                                      NONE
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

NAC INTERNATIONAL INC. LOSSES

     Pinnacle West Capital Corporation ("Pinnacle West"), through an unregulated wholly-owned subsidiary, owns a majority interest in NAC International Inc. ("NAC"), a company that develops, markets and contracts for the manufacture of cask designs for spent nuclear fuel storage and transportation. As previously reported, prior to the third quarter of 2002, Pinnacle West's investment in NAC was accounted for under the equity method and Pinnacle West's share of NAC's earnings and losses were recorded in other income or expense in the consolidated income statement. Beginning in the third quarter of 2002, Pinnacle West fully consolidated NAC's financial statements after acquiring a controlling interest in NAC as a result of increased voting representation on NAC's board of directors. During the second and third quarters of 2002, Pinnacle West recorded cumulative losses of approximately $21 million before income taxes ($13 million after income taxes, $0.15 per share) related to NAC, primarily as a result of expected losses under contracts with two customers, including a contract between NAC and Maine Yankee Atomic Power Company ("Maine Yankee"). See Note 14 of Notes to Condensed Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations in Pinnacle West's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2002 and September 30, 2002 (the "September Form 10-Q") for additional information about NAC.

     On January 15, 2003, Maine Yankee notified NAC of its intention to terminate its contract with NAC. Although NAC is currently in negotiations with Maine Yankee regarding this matter, Pinnacle West expects to record additional NAC losses in the range of approximately $33 million to $40 million before income taxes ($20 million to $24 million after income taxes, or $0.24 to $0.28 per share) in the fourth quarter of 2002, the substantial majority of which relate to the termination of the Maine Yankee contract. As a result, for the year 2002, Pinnacle West expects to record NAC losses in the range of approximately $54 million to $61 million before income taxes ($32 million to $37 million after income taxes, or $0.38 to $0.44 per share).

PINNACLE WEST EARNINGS OUTLOOK

     In this discussion, earnings per share amounts will be after income taxes and will be based on diluted common shares outstanding.

2002 Earnings Outlook

     Pinnacle West previously reported that management was not uncomfortable with a reasonable range around the October 17, 2002 First Call consensus of $3.46 per share for 2002, before deducting the costs related to implementation of a voluntary workforce reduction as part of the cost reduction program announced in July 2002 ("2002 Severance Charges"). The 2002 Severance Charges were expected to total up to $37 million before income taxes ($22 million after income taxes, $0.26 per share) and were expected to be recorded in the second half of 2002. See "Financial Outlook - 2002 Earnings Outlook" in Item 5 of the Arizona Public Service Company (the "Company" or "APS") Current Report on Form 8-K dated October 17, 2002 (the "October 8-K").

     As previously reported, on November 22, 2002, Pinnacle West Energy Corporation, Pinnacle West's unregulated generation subsidiary, announced the decision to cancel Units 3 and 4 of the Redhawk Power Plant. As a result of the plant cancellation, Pinnacle West expected to record a cancellation charge of approximately $50 million before income taxes ($30 million after income taxes, $0.35 per share) in the fourth quarter of 2002 (the "Redhawk 3 and 4 Cancellation Charges"). See "Pinnacle West Energy Corporation" in Item 5 of the Company's Report on Form 8-K dated November 22, 2002.

     As previously reported, Pinnacle West also expects its 2002 results to include the cumulative effect of a change in accounting for energy trading activities. Effective October 1, 2002, Pinnacle West and APS adopted EITF 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." As a result, Pinnacle West expects to report, in the fourth quarter of 2002, a loss of approximately $70 million after income taxes ($0.82 per share) as a cumulative effect of a change in accounting for trading activities, which represents the previously recorded accumulated unrealized mark-to-market gains, net of tax on energy trading contracts that do not meet the definition of a derivative under Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities." See "Accounting Matters" in
Item 5 of Pinnacle West's Report on Form 8-K dated November 15, 2002, which Pinnacle West filed in December 2002 (the "December 8-K").

     Pinnacle West is updating its guidance for the year 2002 to reflect the effects of the losses at NAC disclosed above under " NAC International Inc. Losses." Accordingly, Pinnacle West estimates that its diluted earnings per share for income before accounting change will be approximately $2.50 to $2.60, after deducting the items that it considers to be non-recurring or unusual. These items include the 2002 Severance Charges, the Redhawk 3 and 4 Cancellation Charges, and the NAC-related losses.

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
2003 Earnings Outlook

     Pinnacle West previously indicated its expectation that its consolidated earnings per share for 2003 would be within a reasonable range of $3.20 per share. See "Financial Outlook" in Item 5 of the October 8-K.

     Pinnacle West is updating its outlook for the year 2003. Pinnacle West currently estimates that its consolidated earnings per share for 2003 will be within a reasonable range of $3.00 per share. This change in its 2003 guidance relates primarily to previously announced factors:

     * A 264 basis point interest differential that the Staff of the Arizona Corporation Commission (the "ACC") has proposed to be capitalized as a deferred credit and used to affect retail electricity rates in the future in conjunction with $500 million financing application of APS that is currently under consideration by the ACC. This differential would effectively create a reduction of earnings if the $500 million financing application is approved and the intercompany loan is implemented as requested in mid-2003. See "Track A Order Matters; Financing Application" in the December 8-K.

     * The effects of Pinnacle West's issuance of approximately 6.6 million shares of common stock on December 23, 2002.

     * An increase in earnings of approximately $14 million after income taxes ($0.16 per share) in 2003 as certain energy trading contracts are accounted for on the accrual basis as a result of adoption of EITF 02-3. See "Accounting Matters" in Item 5 of the December 8-K.

     * An increase of approximately $29 million before income taxes in pension and other post-employment benefits costs as compared with its previous estimate of $22 million due primarily to actual investment performance of its pension funds during 2002.

     Pinnacle West's 2003 earnings outlook assumes the continuation of the rate plan included in the 1999 settlement agreement, the ACC's approval of APS' $500 million financing request in a timely manner, the "Track B" issues being resolved and approved by the ACC in a form reasonably similar to that proposed by the ACC Staff (see Note 5 of Notes to Condensed Consolidated Financial Statements in the September 10-Q), and the initiation, but not completion, of a full general rate case in 2003, which would include recovery after 2004 of all costs incurred as a result of the ACC's recent reversal of its direction on asset transfers and competitive bidding. In the event the actual outcomes of any of the regulatory proceedings differ from those assumed by Pinnacle West as outlined above, Pinnacle West's earnings for 2003 may differ significantly from Pinnacle West's current expectation.

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
FORWARD-LOOKING STATEMENTS

     This Report on Form 8-K contains forward-looking statements based on current expectations, and the Company assumes no obligation to update these statements. Because actual results may differ materially from expectations, the Company cautions readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by the Company. These factors include the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition; the outcome of regulatory and legislative proceedings relating to the restructuring; state and federal regulatory and legislative decisions and actions, including price caps and other market constraints imposed by the FERC; regional economic and market conditions, including the California energy situation and completion of generation construction in the region, which could affect customer growth and the cost of power supplies; the cost of debt and equity capital and access to the capital markets; weather variations affecting local and regional customer energy usage; the effect of conservation programs on energy usage; power plant performance; the successful completion of our generation expansion program; regulatory issues associated with generation expansion, such as permitting and licensing; our ability to compete successfully outside traditional regulated markets (including the wholesale market); our ability to manage our marketing and trading activities and the use of derivative contracts in our business; technological developments in the electric industry; the performance of the stock market, which affects the amount of our required contributions to our pension plan and nuclear decommissioning trust funds; the strength of the real estate market in the market areas of SunCor Development Company, Pinnacle West's real estate subsidiary, which include Arizona, New Mexico and Utah; and other uncertainties, all of which are difficult to predict and many of which are beyond our control.

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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ARIZONA PUBLIC SERVICE COMPANY
                                        (Registrant)



Dated: January 30, 2003                 By: Barbara M. Gomez
                                            ------------------------------------
                                            Barbara M. Gomez
                                            Treasurer

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